As Filed with the Securities and Exchange Commission on June 16, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVENTRX Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1318182 (I.R.S. Employer Identification No.)

12390 El Camino Real, Suite 150
San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

ADVENTRX Pharmaceuticals, Inc. Amended and Restated 2008 Omnibus Incentive Plan
(Full title of the plans)

Brian M. Culley
Chief Executive Officer
ADVENTRX Pharmaceuticals, Inc.
12390 El Camino Real, Suite 150
San Diego, California, 92130
(Name and Address of Agent For Service)
(858) 552-0866
(Telephone number, including area code, of agent for service)
Copies to:

Patrick L. Keran	Kirt W. Shuldberg, Esq.
President and Chief Operating Officer and	Sheppard, Mullin, Richter & Hampton LLP
Principal Financial Officer	12275 El Camino Real, Suite 200
ADVENTRX Pharmaceuticals, Inc.	San Diego, CA 92130
12390 El Camino Real, Suite 150	(858) 720-8900
San Diego, California, 92130
(858) 552-0866

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
CALCULATION OF REGISTRATION FEE

Proposed
		Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate Offering	Amount of
Title of Securities to be Registered	Registered (1)	Per Share	Price	Registration Fee
Common Stock, par value $0.001 per share: To be issued under the ADVENTRX Pharmaceuticals, Inc. Amended and Restated 2008 Omnibus Incentive Plan (2)	3,637,415 shares	$2.35 (3)	$8,547,925 (3)	$992.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the ADVENTRX Pharmaceuticals, Inc. Amended and Restated 2008 Omnibus Incentive Plan (the “2008 Plan”), by reason of any stock split, stock dividend, recapitalization or any other similar transaction, effected without receipt of consideration, which results in an increase in the Registrant’s outstanding shares of common stock.

(2)	Represents 3,637,415 additional shares of the Registrant’s common stock that became available for issuance on June 15, 2011 under the 2008 Plan, which shares are in addition to the 523,900 shares of common stock (on a post-April 23, 2010 reverse stock split basis) registered on the Registrant’s Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2008 (Commission File No. 333-151903).

(3)	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Registrant’s common stock as reported on the NYSE Amex Equities on June 13, 2011.
The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Program Annual Information.*
*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The SEC allows the Registrant to “incorporate by reference” the information that the Registrant files with them, which means that the Registrant can disclose important information by reference to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. The following documents filed by the Registrant with the SEC are hereby incorporated by reference into this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 10, 2011, including all material incorporated by reference therein;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 9, 2011, including all material incorporated by reference therein;
(c)	The Registrant’s Current Reports on Form 8-K filed on March 10, 2011, March 22, 2011, April 11, 2011 and May 9, 2011, including all material incorporated by reference therein; and
(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-32157) filed with the SEC on April 27, 2004, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such descriptions.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be incorporated by reference into this Registration Statement from the date of filing of such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Registrant may, under certain circumstances, be indemnified by the Registrant against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Registrant, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful. No indemnification shall be made, however, against expenses with respect to any claim issued or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Registrant are entitled to such indemnification by the Registrant to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Bylaws provide that (a) it shall indemnify its directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes, settlements and other amounts actually and reasonably incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, arising by reason of the fact that such person is or was an agent of the corporation, subject to certain limited exceptions, (b) it shall advance expenses incurred by any director or officer prior to the final disposition of any proceeding to which the director or officer was or is or is threatened to be made a party promptly following a request therefore, subject to certain limited exceptions, and (c) the rights conferred in the Registrant’s Bylaws are not exclusive.
Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, (1) a director shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, and (2) the Registrant shall indemnify any director or officer made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact of such person’s current or prior service as a director or officer of the Registrant, any predecessor of the Registrant or any other enterprise per the Registrant’s or any predecessor to the Registrant’s request.
The Registrant has also entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant’s certificate of incorporation and bylaws and to provide additional procedural protections. These agreements, among other things, provide that generally the Registrant will indemnify its directors and executive officers for expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection therewith) actually and reasonably incurred by a director or executive officer in connection with any action or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as a director or executive officer of the Registrant, any of the Registrant’s subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request, and any federal, state, local or foreign taxes imposed on the director or executive officer as a result of the actual or deemed receipt of any payments under the indemnification agreements. However, directors and executive officers shall not be entitled to indemnification pursuant to such agreements in connection with any action or proceeding: (i) initiated by the director or executive officer against the Registration or any director or executive officer of the Registrant unless the Registrant has joined in or consented to the initiation of such action or proceeding; (ii) made on account of the director or executive officer’s conduct which constitutes a breach of his or her duty of loyalty to the Registrant or its stockholders or is an act or omission not in good faith or which involves intention misconduct or a knowing violation of the law, or (iii) arising from the purchase and sale by the director or executive officer of securities in violation of Section 16(b) of the Exchange Act, or (iv) not permitted under applicable law.

In addition, the indemnification agreements provide that generally, upon the request of a director or executive officer, the Registrant shall advance expenses (including attorneys’ fees) to the director or officer, subject to the condition that the Registrant receives an undertaking to repay any amount so advanced if it is ultimately determined that the person is not eligible for indemnification. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.
The Registrant has also obtained an insurance policy covering its directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on March 16, 2006 (SEC file number 001-32157-06693266)).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated October 5, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 13, 2009 (SEC file number 001-32157-091115090)).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, dated April 23, 2010 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on April 26, 2010 (SEC file number 001-32157-10769058)).

4.4	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on December 15, 2008 (SEC file number 001-32157-081249921)).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

23.1	Consent of J.H. Cohn LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

99.1	ADVENTRX Pharmaceuticals, Inc. Amended and Restated 2008 Omnibus Incentive Plan.

99.2
Form of Non-Statutory Stock Option Grant Agreement (for directors) under the 2008 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form 10-Q filed on August 11, 2008 (SEC file number 001-32157-081005744)).

99.3
Form of Non-Statutory/Incentive Stock Option Grant Agreement (for consultants/employees) under the 2008 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form 10-Q filed on August 11, 2008 (SEC file number 001-32157-081005744)).

Exhibit No.	Description of Document

99.4
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Brian M. Culley in July 2009) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 22, 2009 (SEC file number 001-32157-09957353)).

99.5
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Patrick L. Keran in July 2009) (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 22, 2009 (SEC file number 001-32157-09957353)).

99.6
Form of letter, dated January 20, 2010, modifying options granted to Brian M. Culley and Patrick L. Keran in July 2009 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on January 26, 2010 (SEC file number 001-32157-10547818)).

99.7
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Brian M. Culley in January 2010) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on January 26, 2010 (SEC file number 001-32157-10547818)).

99.8
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Patrick L. Keran in January 2010) (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on January 26, 2010 (SEC file number 001-32157-10547818)).

99.9
Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan, effective as of February 1, 2011, by and between the registrant and Brian M. Culley (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form 10-Q filed on May 9, 2011(SEC file number 001-32157-11823538).

99.10
Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan, effective as of February 1, 2011, by and between the Registrant and Patrick L. Keran (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form 10-Q filed on May 9, 2011(SEC file number 001-32157-11823538).

99.11	Form of [Non-Statutory][Incentive] Stock Option Grant Agreement (for consultants/employees) under the Amended and Restated 2008 Omnibus Incentive Plan.

99.12	Form of Non-Statutory Stock Option Grant Agreement — Director under the Amended and Restated 2008 Omnibus Incentive Plan.

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on June 16, 2011.

ADVENTRX Pharmaceuticals, Inc.
By:	/s/ BRIAN M. CULLEY
Brian M. Culley
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian M. Culley and Patrick L. Keran, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign: (1) this registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of shares of common stock of the Registrant to be issued in connection with the ADVENTRX Pharmaceuticals, Inc. Amended and Restated 2008 Omnibus Incentive Plan; and (2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Securities Act to keep such registration statement effective or to terminate its effectiveness; and/or to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Name and Signature	Title	Date

/s/ BRIAN M. CULLEY	Chief Executive Officer
Brian M. Culley	(Principal Executive Officer)	June 16, 2011

/s/ PATRICK L. KERAN	President and Chief Operating Officer
Patrick L. Keran	(Principal Financial Officer)	June 16, 2011

/s/ BRANDI L. ROBERTS	Vice President, Finance
Brandi L. Roberts	(Principal Accounting Officer)	June 16, 2011

Name and Signature	Title	Date

/s/ JACK LIEF	Chair of the Board
Jack Lief		June 16, 2011

/s/ DAVID A. RAMSAY	Director
David A. Ramsay		June 16, 2011

/s/ LEWIS J. SHUSTER	Director
Lewis J. Shuster		June 16, 2011

INDEX TO EXHIBITS
The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description of Document

4.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 10-K filed on March 16, 2006 (SEC file number 001-32157-06693266)).

4.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant dated October 5, 2009 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on October 13, 2009 (SEC file number 001-32157-091115090)).

4.3
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, dated April 23, 2010 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on April 26, 2010 (SEC file number 001-32157-10769058)).

4.4	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed on December 15, 2008 (SEC file number 001-32157-081249921)).

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP.

23.1	Consent of J.H. Cohn LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement).

99.1	ADVENTRX Pharmaceuticals, Inc. Amended and Restated 2008 Omnibus Incentive Plan.

99.2
Form of Non-Statutory Stock Option Grant Agreement (for directors) under the 2008 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.5 to the Registrant’s Form 10-Q filed on August 11, 2008 (SEC file number 001-32157-081005744)).

99.3
Form of Non-Statutory/Incentive Stock Option Grant Agreement (for consultants/employees) under the 2008 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.6 to the Registrant’s Form 10-Q filed on August 11, 2008 (SEC file number 001-32157-081005744)).

99.4
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Brian M. Culley in July 2009) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on July 22, 2009 (SEC file number 001-32157-09957353)).

99.5
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Patrick L. Keran in July 2009) (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on July 22, 2009 (SEC file number 001-32157-09957353)).

99.6
Form of letter, dated January 20, 2010, modifying options granted to Brian M. Culley and Patrick L. Keran in July 2009 (incorporated herein by reference to Exhibit 10.4 to the Registrant’s Form 8-K filed on January 26, 2010 (SEC file number 001-32157-10547818)).

99.7
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Brian M. Culley in January 2010) (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed on January 26, 2010 (SEC file number 001-32157-10547818)).

Exhibit No.	Description of Document

99.8
Form of Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan (for grant to Patrick L. Keran in January 2010) (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed on January 26, 2010 (SEC file number 001-32157-10547818)).

99.9
Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan, effective as of February 1, 2011, by and between the registrant and Brian M. Culley (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form 10-Q filed on May 9, 2011(SEC file number 001-32157-11823538).

99.10
Incentive Stock Option Grant Agreement under the 2008 Omnibus Incentive Plan, effective as of February 1, 2011, by and between the Registrant and Patrick L. Keran (incorporated herein by reference to Exhibit 10.7 to the Registrant’s Form 10-Q filed on May 9, 2011(SEC file number 001-32157-11823538).

99.11	Form of [Non-Statutory][Incentive] Stock Option Grant Agreement (for consultants/employees) under the Amended and Restated 2008 Omnibus Incentive Plan.

99.12	Form of Non-Statutory Stock Option Grant Agreement — Director under the Amended and Restated 2008 Omnibus Incentive Plan.